Management Statement Regarding Compliance with Certain Provisions of the Investment
Company Act of 1940

We, as members of management of The Thai
Capital Fund, Inc. (the Fund), are
responsible for complying with the
requirements of subsections (b) and (c)
of Rule 17f-2, Custody of Investments by
Registered Management Investment
Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 as of March 31, 2009,
and from December 31, 2008 through March
31, 2009.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company
Act of 1940 as of March 31, 2009, and
from December 31, 2008 through March 31,
2009, with respect to securities
reflected in the investment account of
the Fund.


The Thai Capital Fund, Inc.


B
y
:

/s/
John
J.
O?Keef
e




Vice
Presid
ent
and
Treasu
rer

Title

Februa
ry 23,
2010

Date